Exhibit 99.1

FOR IMMEDIATE RELEASE

TIME WARNER CABLE PROMOTES WILLIAM F. OSBOURN JR. TO SENIOR VICE PRESIDENT AND CONTROLLER

New York, NY, December 18, 2007 – Time Warner Cable Inc. (NYSE: TWC) today announced the promotion of William F. Osbourn Jr. to Senior Vice President and Controller. Osbourn had been Vice President of Technical Accounting since joining Time Warner Cable in 2003. In his new role, Mr. Osbourn will oversee the company's Accounting function including operations accounting, external financial reporting, Sarbanes-Oxley compliance, development and implementation of accounting policies and procedures, and shared services. He will report to Artie Minson, Executive Vice President and Deputy Chief Financial Officer, and will continue to be based in Charlotte, North Carolina.

“Bill has done a tremendous job over the last few years overseeing our technical accounting area, developing our external financial reporting function and leading our Sarbanes-Oxley compliance program,” said Minson. “His extensive leadership skills and knowledge of our accounting operation make him the perfect choice to take on this critical assignment.”

Before joining Time Warner Cable, Osbourn served for two years as Executive Director for External Financial Reporting and Accounting Policy at Time Warner Inc. In this position, he oversaw Time Warner’s external financial reporting function and the implementation of new accounting guidance. Previously, he spent fourteen years at PricewaterhouseCoopers LLP in roles of increasing responsibility; he was admitted to Partnership in 2000.

Osbourn graduated with honors from Washington University in 1987 with a Bachelor of Business Administration. He is a Certified Public Accountant. Osbourn resides in Waxhaw, North Carolina, with his wife and three children.

About Time Warner Cable

Time Warner Cable (NYSE: TWC) owns and manages cable systems passing approximately 26 million homes in 33 states.  Headquartered in New York City, Time Warner Cable has 14.6 million customers for its various products, including video, high-speed data and residential telephone.  This includes approximately 13.3 million basic video subscribers and more than 6.9 million customers who purchase more than one product. Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California.  It is the largest cable provider in the nation’s two largest cities, Los Angeles and New York.  Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced products and services such as video-on-demand, high-definition television, digital video recorders, high-speed data and Digital Phone.

###

Contact:

Maureen Huff

(212) 364-8206